Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended & Restated 2013 Employee Stock Purchase Plan, as amended, of Karyopharm Therapeutics Inc. of our reports dated February 12, 2026, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc. and the effectiveness of internal control over financial reporting of Karyopharm Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 27, 2026